Exhibit 99.1

PRESS RELEASE

Frequency Electronics Announces Agreement with Privet Fund and the Addition of Two New Board Members

MITCHEL FIELD, N.Y., September 13, 2016 – Frequency Electronics, Inc. (NASDAQ: FEIM) announced that it has reached an agreement with Privet Fund LP, Privet Fund Management LLC and Ryan Levenson (collectively, the “Privet Group”).  Frequency has expanded the size of the Board from seven to eight directors and appointed Mr. Levenson and General Lance Lord to fill the two vacancies on the Board.  Each of Mr. Levenson and General Lance W. Lord, USAF (ret) will have a term that will expire at Frequency’s 2016 Annual Meeting and will be included in Frequency’s slate of director nominees for election at Frequency’s 2016 Annual Meeting.  The Agreement between Frequency and the Privet Group contains customary standstill provisions.  Subject to certain exceptions, if the standstill period has not expired on the first day of the advanced notice period for shareholders to nominate directors for election at Frequency’s 2017 Annual Meeting, Frequency also will include Mr. Levenson and General Lord in Frequency’s slate of director nominees for election at Frequency’s 2017 Annual Meeting.
Mr. Bloch, Frequency’s President and CEO, said, “We continue to engage in active dialogue with our shareholders and greatly appreciate the support we have received.  We look forward to working with General Lord and Ryan as we execute our strategic plan.”
Mr. Levenson said, “We are pleased to have found a collaborative solution regarding the composition of the Board of Frequency. General Lord and I look forward to working with our fellow Frequency directors to help fully realize the potential of Frequency and deliver lasting value for shareholders.”
The complete agreement with the Privet Group will be filed on a Form 8-K with the Securities and Exchange Commission.
As part of the foregoing arrangement, General Joseph P. Franklin has resigned from the Board.  We thank him for his longtime service to the Company.
General Lance W. Lord, USAF (ret)
General Lance Lord is currently the Chairman and Chief Executive Officer of L2 Aerospace, an innovative company to shape and influence the business competition in the dynamic and emerging commercial, civil and defense aerospace markets.  General Lord is the former Commander of Air Force Space Command (“AFSPC”) and CEO of ASTROTECH Space Operations.  While with AFSPC at Peterson Air Force Base in Colorado, General Lord was responsible for the development, acquisition and operation of Air Force space and missile weapon systems. Overseeing a global network of satellite command and control, communications, missile warning and launch facilities to ensure the combat readiness of the U.S. intercontinental ballistic missile force, he led more than 39,700 personnel who provided combat capabilities to North American Aerospace Defense Command and U.S. Strategic Command. General Lord was the recipient of several prestigious military decorations throughout his 37-year military career – including the Distinguished Service Medal, Legion of Merit and the Defense Meritorious Service Medal. General Lord retired from the Air Force in 2006.  General Lord is a member of the Board of Directors of Aerojet Rocketdyne Holdings (NYSE:AJRD), Sletten Construction Companies and Marotta Controls Corporation.  General Lord is a Senior Associate of the Four Star Group; a senior advisor to US Global HF Net, LLC, a member of the Iridium Corporation's Government Advisory Board; a member of the board of advisors for the Challenger Learning Center in Colorado Springs, Colorado; a Trustee of the Falcon Foundation, Chairman of the Board of Advisors of USO Colorado Springs and President of the Association of Air Force Missileers.  General Lord served as a member of the President's Space-Based Position, Navigation and Timing Advisory Board from 2011 to 2013.

Ryan Levenson
Ryan Levenson is currently Principal and Portfolio Manager of Privet Fund Management LLC.  Mr. Levenson currently serves as a director of Cicero, Inc. (OTC:CICN). Previously, Mr. Levenson served as a director of RELM Wireless, Inc. (NASDAQ:RWC), where he served as a member of the Audit Committee, and as a director and member of the Compensation, Organization and Corporate Governance Committee of Material Sciences Corp. from May 2013 until its sale in March 2014. Mr. Levenson also served as a member of the Board of Directors and Compensation and Audit Committees of The Middleby Corporation (NASDAQ:MIDD) from May 2006 until November 2012. Prior to founding Privet Fund Management LLC in February 2007, Mr. Levenson served as Vice President of Business Development at MSI, a privately held building products distributor and construction services company, from 2003 until 2006. Prior to his service with MSI, Mr. Levenson served as a financial analyst for Cramer Rosenthal McGlynn's long/short equity hedge fund after working at SAC Capital Advisors LLC in a similar capacity. Mr. Levenson graduated from Vanderbilt University with a degree in art history.

About Frequency Electronics
Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.
Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments.”
Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Additional information is available on the Company’s website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact information: Martin B. Bloch, President and CEO:
TELEPHONE:          (516) 794-4500                        WEBSITE: www.frequencyelectronics.com